1105 Peters Road
                                                    Harvey, Louisiana 70058
                                                             (504) 362-4321
                                                         Fax (504) 362-1818
                                                                NASDAQ:SESI

FOR IMMEDIATE RELEASE     FOR FURTHER INFORMATION CONTACT:
                          Terence Hall, CEO; Robert Taylor, CFO;
                          Greg Rosenstein, Director of Investor Relations,
                          504-362-4321

SUPERIOR ENERGY SERVICES ACQUIRES HB RENTALS, L.C.

(Harvey, LA, Wednesday, June 21, 2000) Superior Energy Services, Inc. (NASDAQ: SESI) today announced the acquisition of HB Rentals, L.C., and its subsidiary Eagle Rentals Co., Inc., leading providers of on-site accommodation units for onshore and offshore use.

Through its field locations in Lafayette, La., and Alvin and Alice, Texas, HB Rentals services the Gulf Coast onshore oil and gas markets and the offshore Gulf of Mexico oil and gas market. The company's rental fleet includes more than 200 onshore housing units, 46 offshore accommodation facilities and ancillary rental items needed to fully operate drilling and workover camps, such as water tanks, sewer systems, light plants and generators. HB also manufactures offshore facilities for sale, and offers refurbishment and repair services for existing facilities. The company is also a distributor of polyethylene tanks.

"HB Rentals will complement our Oilfield Rentals segment as well as provide Superior with new areas of growth opportunities," said Terry Hall, President and CEO of Superior Energy Services. "The addition of HB provides us a significant presence in the growing South Texas market, where we will have a foundation to provide South Texas operators with well services, wireline services and rental tools."

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.


This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.